Exhibit (a)(1)(C)

To:              Mannatech Optionholders

From:          Stephen D. Fenstermacher

Date:           July 16, 2010

Subject:      Option Exchange

IMPORTANT NEWS – PLEASE READ IMMEDIATELY.  SHOULD YOU CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOU MUST TAKE ACTION BY 8:00 A.M., CENTRAL TIME, ON AUGUST 13, 2010.

I am pleased to announce the commencement of a stock option exchange program by Mannatech, Incorporated (“Mannatech”), which will give you the opportunity to elect to exchange certain outstanding stock options for replacement stock options.  We encourage you to read carefully the attached memorandum entitled “Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options”(the “Offer to Exchange”) and the attached individualized Election Form as well as the other offering materials referred to in, or included as exhibits to, the Schedule TO we filed with the Securities and Exchange Commission today (collectively, as amended from time to time, the “Offering Materials”), all of which are available in Mannatech’s filings with the Securities and Exchange Commission at www.sec.gov.  The Offering Materials will help you to understand the risks and benefits of this exchange program, as well as its terms and conditions.

ELIGIBILITY

•	All optionholders are eligible to participate.

•
All unexercised stock options that have an exercise price per share greater than $2.46, the average closing sale price of the Common Stock on the NASDAQ Global Market for the twenty five trading days ending on June 22, 2010  are eligible for this exchange program.

•
To be eligible, you must continue to be an employee, director or consultant of Mannatech or any of its subsidiaries through the end of the election period, which we expect will occur on August 13, 2010.

•	You must exchange all or none of your options from a particular stock option grant.

EXCHANGE DETAILS

Replacement options will differ from your current options in several important ways.  Some key features of the replacement options will include:

•
Type of Options: Under some circumstances, certain optionholders may recognize taxable income upon exercise of the replacement options.  See description on page 32 of the Offer to Exchange.  You may also have taxable income when you sell the shares issued upon exercise of the options.

•	Vesting Period: Replacement options will vest annually in 1/3 installments starting one year from the grant date of the replacement options.

•
Option Term:  Replacement options will expire 10 years from the grant date which we expect to occur on or about August 16, 2010 (except that replacement options which are incentive stock options granted to 10% beneficial owners will expire 5 years from the grant date).

•
Exercise Price:  The exercise price for replacement options will be equal to the closing price of Mannatech’s common stock on the grant date of the replacement options  (except that replacement options which are incentive stock options granted to 10% beneficial owners will have an exercise price equal to 110% of the closing price).

•	Exchange Ratio: Options will be exchanged for replacement options covering a lesser number of shares based on the current exercise price as follows:

Per Share Exercise Price	Expiration Date	Exchange Ratio (Eligible Options to Replacement Options)	Example
$ 20.64	04/06/15	4.000 - to - 1	For 100 Eligible Options you will receive approximately 25 Replacement Options
$ 17.05	07/14/15	3.345 - to - 1	For 100 Eligible Options you will receive approximately 29 Replacement Options
$ 15.60	02/19/17	3.094 - to - 1	For 100 Eligible Options you will receive approximately 32 Replacement Options
$ 15.13	06/13/12	6.704 - to - 1	For 100 Eligible Options you will receive approximately 14 Replacement Options
$ 15.13	06/13/17	3.019 - to - 1	For 100 Eligible Options you will receive approximately 33 Replacement Options
$ 14.99	11/16/16	2.988 - to - 1	For 100 Eligible Options you will receive approximately 33 Replacement Options
$ 13.82	08/27/16	2.791 - to - 1	For 100 Eligible Options you will receive approximately 35 Replacement Options
$ 12.44	08/30/15	2.562 - to - 1	For 100 Eligible Options you will receive approximately 39 Replacement Options
$ 12.23	01/03/16	2.528 - to - 1	For 100 Eligible Options you will receive approximately 39 Replacement Options
$ 11.21	06/11/16	2.361 - to - 1	For 100 Eligible Options you will receive approximately 42 Replacement Options
$ 7.98	09/30/17	1.848 - to - 1	For 100 Eligible Options you will receive approximately 54 Replacement Options
$ 7.46	03/23/18	1.767 - to - 1	For 100 Eligible Options you will receive approximately 56 Replacement Options
$ 7.45	11/05/13	2.240 - to - 1	For 100 Eligible Options you will receive approximately 44 Replacement Options
$ 7.31	09/05/17	1.744 - to - 1	For 100 Eligible Options you will receive approximately 57 Replacement Options
$ 6.39	02/21/18	1.602 - to - 1	For 100 Eligible Options you will receive approximately 62 Replacement Options
$ 6.03	06/18/18	1.547 - to - 1	For 100 Eligible Options you will receive approximately 64 Replacement Options
$ 4.00	05/09/11	3.846 - to - 1	For 100 Eligible Options you will receive approximately 26 Replacement Options
$ 3.81	09/01/19	1.207 - to - 1	For 100 Eligible Options you will receive approximately 82 Replacement Options
$ 3.56	02/23/20	1.168 - to - 1	For 100 Eligible Options you will receive approximately 85 Replacement Options
$ 3.53	02/17/19	1.164 - to - 1	For 100 Eligible Options you will receive approximately 85 Replacement Options
$ 3.49	06/01/13	1.325 - to - 1	For 100 Eligible Options you will receive approximately 75 Replacement Options
$ 3.28	05/11/20	1.125 - to - 1	For 100 Eligible Options you will receive approximately 88 Replacement Options
$ 3.10	12/21/19	1.098 - to - 1	For 100 Eligible Options you will receive approximately 91 Replacement Options
$ 3.00	06/09/19	1.082 - to - 1	For 100 Eligible Options you will receive approximately 92 Replacement Options
$ 2.79	03/01/19	1.049 - to - 1	For 100 Eligible Options you will receive approximately 95 Replacement Options
$ 2.75	11/19/13	1.165 - to - 1	For 100 Eligible Options you will receive approximately 85 Replacement Options
$ 2.69	10/31/11	2.105 - to - 1	For 100 Eligible Options you will receive approximately 47 Replacement Options
$ 2.63	08/22/10	2.750 - to - 1	For 100 Eligible Options you will receive approximately 36 Replacement Options
$ 2.53	11/24/18	1.007 - to - 1	For 100 Eligible Options you will receive approximately 99 Replacement Options
$ 2.50	06/03/12	1.232 - to - 1	For 100 Eligible Options you will receive approximately 81 Replacement Options
$ 2.50	11/19/18	1.004 - to - 1	For 100 Eligible Options you will receive approximately 99 Replacement Options

TIMING

•	The offer period begins today and will end at 8:00 a.m., Central Time, on August 13, 2010, unless we decide to extend the offer to exchange.

•	Optionholders who wish to participate in the exchange program must elect to participate during this window by submitting an individualized Election Form to Mannatech:

▪	by regular mail, courier or hand delivery to Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, TX 75019, Attn: Tatiana Morosyuk;

▪	by facsimile to (972) 471-7319; or

▪	by scanning the completed Election Form to a PDF and e-mailing to tmorosyuk@mannatech.com.

•	We will not accept any elections after 8:00 a.m., Central Time, on August 13, 2010, unless Mannatech is required or decides to extend the offering period to a later date.

•
Based on our expected timeline, optionholders will be granted replacement options for exchanged eligible stock options as of August 16, 2010, with an exercise price equal to Mannatech’s closing price on such date.

EMPLOYEE PRESENTATION REGARDING THE OFFER

In addition, to help explain the exchange program and to answer any questions you may have, three employee meetings will be held on Friday, July 16 from 2:00 to 3:00 pm Central Time, Tuesday, July 20 from 3:00 to 4:00 pm Central Time, and Friday, July 23 from 9:00 to 10:00 am Central Time.  These meetings will be conducted at Mannatech’s headquarters in Coppell, Texas in conference room “Europe” (formerly conference room “A”). These meetings are also available via conference call by dialing toll free 1-877-326-0011 or 303-791-5922 for international callers. After dialing in, you will have to enter meeting number *6142273* and pin number *6844*. Please make sure to press * before and after the meeting and pin numbers.

ADDITIONAL IMPORTANT INFORMATION

There are many things to consider when deciding whether to participate in this offer, and we encourage you to carefully read the Offering Materials, including various risk factors, before deciding to participate.  Please review the Offering Materials for more information and instructions on how to elect to participate in the offer, change a prior election and withdraw your election before the end of the election period.

Mannatech makes no recommendation as to whether you should participate in the exchange program.  You must make your own decision whether to participate.  We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in this offer.

If you still have questions about the exchange program after reviewing the Offering Materials, please send your questions by email to tmorosyuk@mannatech.com, or by calling Tatiana Morosyuk at (972) 471-7207.  As always, thank you for your continued hard work and dedication.